Exhibit 99.1

Greencity Acquisition Corporation Announces Receipt of Notice from Nasdaq Regarding Late Filing of Quarterly Report on Form 10-Q

Shanghai, China, November 24, 2022/PRNewswire/ – Greencity Acquisition Corporation (NASDAQ: GRCY) (the “Company”) today announced that it has received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) as a result of its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (the “Form 10-Q”) in a timely fashion. The Notice advised the Company that it was not in compliance with Nasdaq’s continued listing requirements under the timely filing criteria established in Nasdaq Listing Rule 5250(c)(1).

As reported by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2022, the Company was unable to file its Form 10-Q within the prescribed time period without unreasonable effort or expense. The extension period provided under Rule 12b-25 expired on November 21, 2022.

Nasdaq has informed the Company that, under Nasdaq rules, the Company has 60 calendar days from receipt of the Notice (November 22, 2022), to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q (November 21, 2022), or until May 15, 2023, to regain compliance. However, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

As noted above, the Company is working diligently to complete its Form 10-Q. The Company intends to file it as soon as practicable to regain compliance with Nasdaq continued listing standards.

About Greencity Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Panyan Yu
(+86) 15618936452
yupanyan@grcyu.com